Exhibit 99.1

Investindustrial Acquisition Corp. Announces Separate Trading of its Class A Ordinary Shares and Warrants Commencing January 11, 2021

8th January, 2021—Investindustrial Acquisition Corp. (the “Company”), announced today that, commencing January 11, 2021, holders of the units sold in the Company’s public offering of 35,000,000 units, completed on November 23, 2020 and pursuant to the exercise in full by the underwriters of the option to purchase 5,250,000 units, completed on November 27, 2020, may elect to separately trade the Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “IIAC.U,” and the Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “IIAC” and “IIAC WS,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Deutsche Bank Securities Inc. acted as lead left bookrunner and Goldman Sachs & Co. LLC as joint bookrunning manager for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 18, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Deutsche Bank Securities, Inc., Attn: Prospectus Department, 60 Wall Street, New York, NY 10005, by telephone at 800-503-4611 or by e-mail prospectus.cpdg@db.com and from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282; telephone: 1-866-471-2526; email: Prospectus-ny@ny.email.gs.com.

About Investindustrial Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to acquire companies having an enterprise value in the range of $1.0-5.0 billion with a focus on Consumer, Healthcare, Industrial and Technology sectors and predominantly focused on European medium-sized businesses. The Company is sponsored by Investindustrial Acquisition Corp. L.P., a limited partnership held by affiliates of the Investindustrial group.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For further information please contact:

UK Media

Maitland/AMO
David Stürken	Jonathan Cook
Mob: +44 (0) 7990 595 913	Mob: +44 (0) 7730 777 865
Email: dsturken@maitland.co.uk	Email: jcook@maitland.co.uk

Investindustrial

Carl Nauckhoff

Senior Principal and Head of Investor Relations

Tel: +44(0) 207 664 2138

e-mail: cnauckhoff@investindustrial.com